Exhibit 12.1

                       SECURITY CAPITAL GROUP INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)

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

                                  Three Months Ended
                                      March 31,                              Year Ended December 31,
                                ----------------------  --------------------------------------------------------------
                                   2001        2000         2000         1999        1998         1997        1996
                                ---------   ----------    ---------   ---------- -----------   ----------  -----------
Earnings (loss) from Operations $ 256,225   $  20,578     $ 434,689   $(134,135) $ (156,351)   $  80,732   $    84,128
Less: Equity in earnings from
      equity investees            (30,738)    (33,920)     (369,045)    (78,899)     71,950     (170,576)     (168,473)

Add:  Dividends received from
      equity investees             62,062      39,372       147,005     150,756     144,757      110,082        74,652
Other                                  --          --            --       2,612       7,124       18,003            --
                                ---------    --------     ---------   ---------    --------    ---------   -----------
Net Earnings (loss) from
    Operations                    287,549      26,030       212,649     (59,666)     67,480       38,241        (9,693)
Add:
    Interest Expense               40,098      31,787       108,558     133,454      82,203      104,434       117,224
                                ---------   ---------     ---------   ---------    --------    ---------   -----------

Earnings as Adjusted            $ 327,647   $  57,817     $ 321,207   $  73,788    $149,683    $ 142,675   $   107,531
                                =========   =========     =========   =========    ========    =========   ===========

Fixed Charges:
    Interest Expense            $  40,098   $  31,787     $ 108,558   $ 133,454    $ 82,203    $ 104,434   $   117,224
    Capitalized Interest              361         553         3,192       8,209      26,703       69,883        11,448
                                ---------   ---------     ---------   ---------    --------    ---------   -----------

    Total Fixed Charges         $  40,459   $  32,340     $ 111,750   $ 141,663    $108,906    $ 174,317   $   128,672
                                =========   =========     =========   =========    ========    =========   ===========

Ratio of Earnings to
    Fixed Charges                     8.1         1.8           2.9         0.5         1.4          0.8           0.8
                                =========   =========     =========   =========    ========    =========   ===========
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